Exhibit 99.1

Long Ridge Energy & Power LLC

Consolidated Financial Statements
For the year ended December 31, 2024

Long Ridge Energy & Power LLC

Report of Independent Auditors
To the Members of Long Ridge Energy & Power LLC
Opinion
We have audited the consolidated financial statements of Long Ridge Energy & Power LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statement of operations, comprehensive loss, changes in members’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

New York, New York
May 13, 2025

Long Ridge Energy & Power LLC
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	Notes	December 31, 2024
Assets
Current assets:
Cash and cash equivalents		$1,511
Restricted cash		20,284
Accounts receivable, net		6,891
Other assets		6,229
Total current assets		34,915
Property, plant, and equipment, net	3	805,720
Goodwill	10	86,460
Intangible assets, net	10	3,800
Other assets		5,286
Total assets		$936,181

Liabilities
Current liabilities:
Accounts payable and accrued liabilities		$31,453
Derivative liabilities	6	57,870
Current portion of long-term debt	4	4,450
Other liabilities		299
Total current liabilities		94,072
Loans - affiliates	4	164,059
Debt, net	4	590,599
Derivative liabilities	6	348,204
Other liabilities		2,750
Total liabilities		1,199,684

Members' deficit
Contributions, net		349,588
Accumulated losses		(232,065)
Accumulated other comprehensive loss		(381,026)
Total members' deficit		(263,503)

Total liabilities and members' deficit		$936,181

See accompanying notes to the consolidated financial statements.

Long Ridge Energy & Power LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands)

Year Ended December 31, 2024
Revenues
Terminal and transloading revenues	$6,519
Natural gas revenues, net	4,699
Power sales	111,243
Realized losses on derivatives	(16,994)
Unrealized change in fair value of non-hedge derivatives	2,316
Management Fee	2,417
Total revenues	110,200

Expenses
Operating expenses	41,235
Depreciation, depletion and amortization	47,199
General and administrative expenses	12,754
Acquisition and transaction expenses	397
Asset impairment	546
Other income	(575)
Total expenses	101,556

Other (expense) income
Interest expense	(70,178)
Interest income	1,103
Other income	47
Total other expense	(69,028)

Net loss	$(60,384)

See accompanying notes to the consolidated financial statements.

Long Ridge Energy & Power LLC
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(Dollars in thousands)

Year Ended December 31, 2024
Net loss	$(60,384)
Amortization of unrealized loss of hedged derivatives	3,406
Unrealized change in fair value of hedged derivatives	(8,443)
Comprehensive loss	$(65,421)

See accompanying notes to the consolidated financial statements.

Long Ridge Energy & Power LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
(Dollars in thousands)

Year Ended December 31, 2024
Beginning members' deficit	$(198,082)
Net loss	(60,384)
Other comprehensive loss	(5,037)
Total comprehensive loss	(65,421)
Ending members' deficit	$(263,503)

See accompanying notes to the consolidated financial statements.

Long Ridge Energy & Power LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

Year Ended December 31, 2024
Cash flows from operating activities:
Net loss	$(60,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	47,199
Change in fair value of non-hedge derivatives	(2,316)
Unrealized loss on gas derivatives	(655)
Amortization of other comprehensive loss	3,406
Asset impairment	546
Equity based compensation expense	4
Interest expense, paid in kind	17,993
Amortization of deferred financing costs	1,022
Other	8
Changes in operating assets and liabilities:
Accounts receivable	(1,294)
Other assets	(1,109)
Accounts payable and accrued liabilities	(14,424)
Other liabilities	(1,736)
Net cash used in operating activities	(11,740)

Cash flows from investing activities:
Purchases of property, plant and equipment	(32,664)
Proceeds from asset sales	2,136
Net cash used in investing activities	(30,528)

Cash flows from financing activities:
Proceeds from loans with affiliates	52,892
Principal payments on loan with affiliates	(11,433)
Principal payments on long-term debt	(4,450)
Net cash provided by financing activities	37,009

Net decrease in cash and cash equivalents and restricted cash	(5,259)
Cash and cash equivalents and restricted cash, beginning of period	27,054
Cash and cash equivalents and restricted cash, end of period	$21,795

Supplemental cash flow information:
Interest paid, net of capitalization	$64,563
Non-cash investing and financing activities:
Acquisition of property, plant and equipment	$12,522
Unrealized change in fair value of cash flow hedges	(8,444)

See accompanying notes to the consolidated financial statements.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

1. Organization
Long Ridge Energy & Power LLC (formerly Long Ridge Terminal LLC) (“Long Ridge” or the “Company”) is a Delaware limited liability company which owns Ohio River PP Holdco LLC (“ORPP”) and Ohio River Partners Shareholder LLC (“ORPS”). ORPP owns Long Ridge Energy Generation LLC (“LREG”) and Ohio GasCo LLC (“GasCo”). LREG owns and operates a 485 megawatt (“MWh”) combined-cycle natural gas power plant in Hannibal, Ohio which commenced operations on October 27, 2021. GasCo owns and operates 24 natural gas wells in Eastern Ohio and continues to drill new natural gas wells and self-supply natural gas fuel for LREG’s plant and also sells any excess production into nearby competitive markets. ORPS owns a 1,660-acre site along the Ohio River, most of which are located in Hannibal, Ohio with additional acreage near New Martinsville, West Virginia. In addition to providing the construction site for LREG’s power project, ORPS provides terminal and transloading services along with ancillary activities including property rental, leasing a portion of its site and providing electric power capability to customers and attraction and development of new business opportunities on the Long Ridge site.
On December 20, 2019, Fortress Transportation and Infrastructure Investors LLC (“FTAI”) contributed its equity interests in ORPP and ORPS into Long Ridge and sold a 49.9% interest in the Company to Labor Impact Fund L.P., managed by GCM Grosvenor Inc. (“GCM”), for $150.0 million in cash, plus an earn out (the “Transaction”). The Transaction resulted in a new joint venture between the two companies to which purchase accounting was applied and, accordingly, resulted in a new basis of accounting in the acquired entities.
FTAI Infrastructure Inc. (“FIP”), a publicly traded Delaware corporation (NASDAQ: FIP), was formed to effectuate the spin-off of FTAI’s infrastructure businesses (including Long Ridge) from FTAI and succeeded to FTAI’s 50.1% ownership interest on August 1, 2022.
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. The Company consolidates those entities in which it has a controlling interest and in which it has control over significant operating decisions. All intercompany transactions and balances have been eliminated. The Company’s undivided interest in the natural gas joint wells is consolidated on a proportionate basis in accordance with Accounting Standards Codification ("ASC") Topic 932, Extractive Activities – Oil and Gas.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Risks and Uncertainties
The Company's activities are subject to significant risk and uncertainties, including market risk and capital market risks. Market risk reflects the risk of a downturn or volatility in the underlying industry in which the Company operates and which could adversely impact the volume or pricing of our services, a customer’s ability to make payments or depress the value of our operating assets. Capital market risk is the risk that the Company is unable to obtain capital at reasonable rates to fund the growth of our business or to refinance existing debt facilities.
Cash and Cash Equivalents
The Company considers all highly liquid short-term investments, with a maturity of 90 days or less when purchased, to be cash equivalents.
Restricted Cash
Restricted cash consists of funds set aside for repayment of interest and principal for LREG’s debt obligations as well as operating costs for LREG and Gasco. This cash is restricted as required by the Company’s lending agreements.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company determines the provision for doubtful accounts based on its assessment of the collectability of its receivables on a customer-by-customer basis based on credit. Changes in economic conditions may require a re-assessment of collection risk and could result in increases or decreases in the allowance for doubtful accounts. There was no allowance for doubtful accounts required at December 31, 2024.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Concentration of Credit Risk
The Company is subject to a concentration of credit risk with respect to electricity independent system operators, and natural gas operators.
The Company contracts with certain processors to market a portion of natural gas on behalf of the Company. The Company does not depend on any single natural gas customer and believes that the loss of one customer would not have an adverse effect on its ability to sell its natural gas. Approximately 34% of the Company’s outstanding accounts receivable resulted from natural gas sales as of December 31, 2024 and represent amounts due from non-end users of natural gas. The Company did not experience any significant defaults on sales of natural gas to non-end users of natural gas for the year ended December 31, 2024.
In 2024, the Company sold electricity to PJM Interconnection, Inc. (“PJM”). PJM coordinates, controls and monitors the operation of the electrical power system within a multiple state region in the eastern United States. The Company does not depend on any single electricity customer and believes that the loss of one customer would not have an adverse effect on its ability to sell electricity. Approximately 65% of the Company’s outstanding receivables as of December 31, 2024 resulted from electricity sales represented by amounts due from non-end users of electricity. The Company did not experience any significant defaults on sales of electricity for the year ended December 31, 2024.
The Company maintains cash and restricted cash balances, which generally exceed federally insured limits, and subject us to credit risk, in high credit quality financial institutions. We monitor the financial condition of these institutions and have not experienced any losses associated with these accounts.
Other Current Assets
Other current assets primarily consist of prepaid expenses of $5.2 million for the year ended December 31, 2024.
Natural Gas Operations
Property and Related Depletion: The Company follows the successful efforts method of accounting for costs incurred in the exploration and development of oil and gas producing activities. All development costs, including lease acquisition costs, are capitalized. The Company capitalizes exploratory drilling costs until a determination is made that the well or project has either found proved reserves or is dry. After an exploratory well has been drilled and found oil and natural gas reserves, a determination may be pending as to whether the oil and natural gas quantities can be classified as proved. In those circumstances, the Company continues to capitalize the drilling costs pending the determination of proved status if (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. If the exploratory well is determined to be a dry well, the costs are charged to exploration expense. Other exploration costs, including geological and geophysical costs, are expensed as incurred. Capitalized costs are amortized using the unit-of- production method based on total proved reserves.
Asset Impairments: Oil and natural gas proved properties periodically are assessed for possible impairment in accordance with ASC Topic 360, Property, Plant and Equipment. The Company monitors its oil and natural gas properties as well as the market and business environments in which it operates and makes assessments about events that could result in potential impairment issues. Such potential events may include, but are not limited to, commodity price declines, unanticipated increases in operating costs, and lower than expected production performance. If a material event occurs, the Company makes an estimate of undiscounted future cash flows to determine whether the asset is impaired. Impairment losses are recognized when the estimated discounted future cash flows are less than the current net book values of the properties. If the asset is impaired, the Company will record an impairment loss for the difference between the net book value of the properties and the fair value of the properties. The fair value of the properties typically is estimated using discounted cash flows.
The Company also may recognize impairments of capitalized costs for unproved properties in accordance with ASC Topic 932 – Extractive Activities – Oil and Gas. The greatest portion of these costs generally relates to the leasehold acquisitions. The costs are capitalized and periodically evaluated for recoverability, based on changes brought about by exploration activities, changes in economic factors and potential shifts in business strategy.
The Company recognized $0.5 million of natural gas-related asset impairments for the year ended December 31, 2024. The asset impairments resulted from the expiration of certain lease contracts.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Property, Plant, and Equipment – Non-natural Gas Operations
Property, plant, and equipment for non-natural gas operations is stated at cost and depreciated using the straight-line method over the estimated useful lives. See the estimated useful lives by asset class:

Asset	Range of Estimated Useful Lives
Construction in progress	N/A
Land and improvements	N/A
Power generation	15 - 30 years
Computer software	3 - 7 years
Buildings	10 - 30 years
Machinery & equipment	5 - 15 years
Railroad assets	10 - 30 years
Vehicles	5 - 7 years
The Company performs a recoverability assessment of each of its long- lived assets whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. When performing a recoverability assessment, the Company measures whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from power plant services, operating costs and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value, resulting in an impairment charge.
Goodwill
Goodwill includes the excess of the purchase price over the fair value of the net tangible and intangible assets of the Company at the Transaction date. The carrying amount of goodwill was $86.5 million as of December 31, 2024.
The Company reviews the carrying value of goodwill at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of fair value involves significant management judgment.
For an annual goodwill impairment assessment, an optional qualitative analysis may be performed. If the option is not elected or if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, then a two-step goodwill impairment test is performed to identify potential goodwill impairment and measure an impairment loss. A qualitative analysis was elected for the year ended December 31, 2024 to evaluate the reporting units as there had not been significant changes to the industry, or business, as of the date of evaluation.
The ORPP reporting unit as of October 1, 2024 had a negative carrying value. The ORPP business is expected to generate positive operating cash flows for the foreseeable future. We concluded that it is more likely than not that the fair value of the ORPP reporting unit exceeds the carrying value. Based on our qualitative assessment of the ORPP reporting unit we did not record any impairment for the year ended December 31, 2024.
Intangible Asset and Amortization
The intangible asset represents the value of existing customer relationships acquired in connection with the Transaction.
Customer relationship intangible assets are amortized on a straight-line basis over their useful lives as the pattern in which the asset’s economic benefits are consumed cannot reliably be determined. The customer relationship intangible asset has a useful life of approximately 15 years, no estimated residual value, and amortization is recorded as a component of Depreciation, depletion and amortization in the Consolidated Statement of Operations. The weighted-average remaining amortization period is approximately 10 years as of December 31, 2024.
Derivative Financial Instruments
Electricity Derivatives — The Company entered into derivative contracts as part of a risk management program to mitigate price risk associated with certain electricity price exposures. The Company primarily uses swap derivative contracts, which are agreements to buy or sell a quantity of electricity at a predetermined future date and at a predetermined price.
Cash Flow Hedges: Certain of these derivative instruments are designated and qualify as cash flow hedges. The derivative's gain or loss is reported as other comprehensive loss in our Consolidated Statement of Comprehensive Loss and recorded in members’ deficit in our Consolidated Balance Sheets. The derivative's realized gain or loss is reported through net loss included in Cash flows from operating activities within our Consolidated Statement of Cash Flows.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

The gain or loss is subsequently reclassified into the Consolidated Statement of Operations line item that is impacted by the forecasted transaction when the forecasted transaction affects net earnings.
Derivatives Not Designated As Hedging Instruments: Certain of these derivative instruments are not designated as hedging instruments for accounting purposes. The change in fair value of these contracts is recognized in Revenue in the Consolidated Statement of Operations. The cash flow impact of derivative contracts that are not designated as hedging instruments is recognized in change in fair value of non-hedge derivatives in our Consolidated Statement of Cash Flows.
Natural Gas Derivatives — The Company entered into a derivative contract as part of a risk management program to mitigate price risk associated with fluctuations in natural gas prices. The Company recognized the change in fair value of the derivatives in operating expenses line of our Consolidated Statement of Operations.
The Company records all derivative assets and liabilities on a gross basis at fair value and are included in the Consolidated Balance Sheets.
Leases
The Company accounts for leases in accordance with ASC 842, Leases, which requires the balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating and finance leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in other assets and other liabilities in the Consolidated Balance Sheets. Finance leases are included in property, plant and equipment and accounts payable and accrued liabilities in the Consolidated Balance Sheets. All lease liabilities are measured at the present value of the unpaid lease payments, discounted using our incremental borrowing rate based on the information available at commencement date of the lease. Operating lease expenses are recognized on a straight-line basis over the lease term. With respect to finance leases, amortization of the right of use asset is presented separately from interest expense related to the finance lease liability.
Revenue Recognition
The Company accounts for revenue in accordance with ASC 606 - Revenue from Contracts with Customers.
The Company’s terminal and transloading revenues are recognized when services are performed for customers. The performance obligation is satisfied when the service is completed.
The Company’s natural gas revenues are based on actual sales volumes of commodities sold by Diversified Energy Inc. (“Diversified”). Diversified owns the portions of certain GasCo natural gas wells not owned by GasCo, operates all GasCo’s natural gas wells and markets excess natural gas not required for plant operations to various end users in the open market. The Company has concluded that the control transfers to the natural gas operator at the point of delivery (i.e., wellhead or the inlet of the operating entity’s system) and revenue is recognized when control transfers. In these instances, revenue is recorded net of any marketing, gathering and compressor fees.
Power sales are recognized from LREG’s sales into PJM’s day-ahead and spot markets. Certain transmission losses, control and dispatch market support fees, and other fees incurred by PJM are netted into revenue. Power sales are recognized upon generation of the electricity and simultaneous consumption by the customer. Revenue is recognized based on the invoiced amount which is equal to the value of the Company’s performance obligation satisfied with the customer.
LREG participates in PJM’s capacity market and provides a stated quantity of capacity and generates electricity as required during the performance period. LREG receives payment for and recognizes revenue with respect to LREG’s capacity commitments ratably over the term of its capacity commitments.
Payment terms for all revenues are generally short term in nature.
Comprehensive Loss
Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to members.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Accumulated Other Comprehensive Loss
Components of accumulated other comprehensive loss at December 31, 2024 are as follows:

Power Derivatives
Balance at beginning of period	$(375,989)
Other comprehensive income (loss) before reclassification	(8,443)
Amounts reclassified from accumulated other comprehensive loss	3,406
Net current period other comprehensive loss, net of tax	(5,037)
Accumulated other comprehensive loss	$(381,026)
Income Taxes
The Company is a disregarded entity for tax reporting purposes and therefore no income taxes have been provided for in these financial statements, as each investor in the Company is individually responsible for reporting income or loss based upon its respective share of the Company’s income and expenses as reported for income tax purposes.
There are no uncertain tax positions that would require recognition in the financial statements. An informational tax return regarding the Company is filed in the U.S. federal jurisdiction and is subject to examination by the U.S. Federal tax authorities.
3. Property, Plant and Equipment, Net
Property, plant and equipment, net is summarized as follows:

December 31, 2024
Construction in progress	$1,703
Unproved properties	46,316
Proved developed properties	300,043
Power generation	598,618
Computer software	133
Land and improvements	19,384
Buildings	6,873
Machinery & equipment	8,987
Railroad assets	3,673
Vehicles	160
985,890
Less: Accumulated depreciation, depletion and amortization	(180,170)
Property, plant and equipment, net	$805,720
Interest capitalized for the year was $1.2 million for the year ended December 31, 2024. Included within property, plant and equipment, net is $76.2 million of capitalized interest as of December 31, 2024. Depreciation, depletion and amortization expense for property, plant and equipment was $46.8 million for the year ended December 31, 2024.
4. Debt, Net
On October 12, 2022, the Company entered into a loan agreement with FIP and GCM (“the Investors”). The agreement calls for amounts advanced by the Investors to accrue interest at a rate of 11% if paid in cash and 13% if paid-in-kind (“PIK”), compounded quarterly commencing December 31, 2022. All interest has been PIK since inception. The agreement maturity date was extended from October 15, 2023 to May 1, 2032.
On November 17, 2023, the Company entered into a co-borrowing arrangement with Long Ridge West Virginia (“LRWV”) a related party controlled by FIP and GCM. The co-borrowing loan was for $35.0 million of which each party was jointly and severally liable. The interest rate to be charged on the loan is Secured Overnight Financing Rate (“SOFR”) plus 10.5%, compounded quarterly beginning December 31, 2023. The interest rate was adjusted monthly based off the monthly SOFR rate. Substantially all assets of LRWV and Ohio River Partners Shareholder LLC were pledged as security. The loan was to mature on November 16, 2026. LRWV received the original funding from the loan with the intention that they will repay the loan.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

On May 17, 2024, Long Ridge West Virginia entered into a new loan agreement with CanAm Pennsylvania Regional Center, LP XI (“CanAm”). The transaction closed on September 13, 2024. LREP is a guarantor to this agreement through a pledge of the assets at Ohio River Partners Shareholder LLC. CanAm has agreed to provide up to $115.2 million to LRWV. This loan is to mature on September 13, 2029 and has a current interest rate of 6.75%. As of December 31, 2024, LRWV has $99.2 million outstanding on the loan and $16.0 million available to be drawn.
The co-borrowers entered a separate agreement for a revolver from LRWV to LREP to transfer portions of the borrowing to LREP. The agreement calls for amounts advanced by LRWV to accrue interest at a rate comparable to the underlying loan, compounded quarterly commencing December 31, 2023. The interest rate was adjusted monthly based off the monthly SOFR rate while the original loan was in place. The interest rate decreased to 6.75% as of September 13, 2024 based on the CanAm loan. The agreement matures February 16, 2027.
Loans - affiliates are summarized as follows:

	Outstanding Borrowings as of December 31, 2024	Stated Interest Rate	Maturity Date
FIP Loan	$114,802	13.00% PIK	05/01/2032
GCM Loan	21,443	13.00% PIK	05/01/2032
Long Ridge West Virginia Loan	27,841	6.75% PIK	02/16/2029
Deferred Financing Costs	(27)
Total	$164,059
The loans with affiliates included $27.7 million of payment-in-kind (“PIK”) interest for the year ended December 31, 2024.
On February 15, 2019, LREG and GasCo (together, the “Co-Borrowers”) along with ORPP as guarantor, entered into certain credit agreements establishing (i) a $445.0 million first lien construction loan and term loan (the “First Lien Credit Agreement”), (ii) a $143.0 million second lien construction loan and term loan (the “Second Lien Credit Agreement”), and (iii) a $154.0 million letter of credit facility (the “LC Facility”), all of which were to be used for the purposes of funding the development, construction and completion of the power plant and drilling and completion of the associated gas wells. Upon completion of the power plant and subject to certain other conditions (“Term Conversion”), outstanding Construction Loans under the First Lien Credit Agreement, the Second Lien Credit Agreement and the LC Facility converted to Term Loans. Term Conversion occurred on May 17, 2022. Substantially all assets of ORPP are pledged as collateral against these loans.
The First Lien Credit Agreement calls for mandatory annual amortization of $4.5 million (1% of the balance outstanding at Term Conversion) plus additional mandatory prepayments of excess cash flows, as defined in the First Lien Credit Agreement. The Second Lien Credit Agreement does not require mandatory cash flows but does require mandatory prepayments of excess cash flows as defined in the Second Lien Credit Agreement. The First and Second Lien Credit Agreements contain certain affirmative and negative covenants for which the Co-Borrowers are obligated to comply.
The LC Facility outstanding at December 31, 2021 matured on March 31, 2022 and was amended and extended to March 29, 2025 under substantially the same terms and conditions but with a maximum availability of $126.0 million, as provided in the First Lien Credit Agreement. Fees incurred in connection with obtaining the amended and extended LC Facility are capitalized and amortized to interest expense over the term of the underlying LC Facility. Unamortized deferred financing costs was recorded in Other assets on the Consolidated Balance Sheet for $0.3 million as of December 31, 2024.
As of December 31, 2024, $115.5 million letters of credit have been provided to electricity swap counterparties (see Notes 6 and 12) in accordance with the provisions of the LC Facility, leaving $10.5 million of letter of credit capacity at December 31, 2024.
The borrowings under these agreements are secured by the assets of the Co-Borrowers and ORPP and are secured by first priority security interests and second priority security interests, respectively, in all of the assets of the Co-Borrowers and the Company.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Long-term debt with unrelated third parties is summarized as follows:

	Outstanding Borrowings as of December 31, 2024	Stated Interest Rate	Maturity Date
First Lien Credit Agreement	$433,875	7.30%	12/31/2027
Second Lien Credit Agreement	161,174	9.74%	06/30/2028
Total Debt Outstanding	$595,049
The Current portion of long term debt is $4.5 million as of December 31, 2024. The outstanding borrowings under the Second Lien Credit Agreement included $18.2 million of PIK interest as of December 31, 2024. Certain interest under the Second Lien Credit Agreement was permitted to be paid in kind prior to Term Conversion.
As of December 31, 2024, scheduled principal repayments under our debt agreements for the next five years and thereafter are summarized as follows:

Principal Payments
2025	$4,450
2026	4,450
2027	424,975
2028	161,174
2029	27,841
Thereafter	136,245
Total	$759,135
5. Fair Value Measurements
Fair value measurements and disclosures require the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs.
These inputs are prioritized as follows:
–Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.
–Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs.
–Level 3: Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants price the asset or liability.
The valuation techniques that may be used to measure fair value are as follows:
–Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
–Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts.
–Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

The following tables set forth our financial liabilities measured at fair value on a recurring basis as of December 31, 2024 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

	Fair Value Measurements Using Fair Value Hierarchy as of
	December 31, 2024
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets
Cash and cash equivalents	$1,511	$1,511	$—	$—	Market
Restricted cash	20,284	20,284	—	—	Market
Total	$21,795	$21,795	$—	$—

Liabilities
Derivative liabilities	$406,074	$—	$406,074	$—	Income
Total	$406,074	$—	$406,074	$—
The fair value of our electricity derivative liabilities are estimated by applying the income approach, which is based on discounted projected future cash flows. The valuation of our electricity derivatives is based on management’s best estimate of certain key assumptions, which include estimated power forward curves, probability of default, and the discount rate.
Cash and cash equivalents and restricted cash consist largely of demand deposit accounts with maturities of 90 days or less when purchased that are considered to be highly liquid. These instruments are valued using inputs observable in active markets for identical instruments and are therefore classified as Level 1 within the fair value hierarchy.
Financial instruments other than cash and cash equivalents and restricted cash consist principally of accounts receivable, accounts payable and accrued liabilities, and loans payable, whose fair values approximate their carrying values based on an evaluation of pricing data, vendor quotes, and historical trading activity or due to their short maturity profiles.
The fair value of our notes payable and loans payable reported as Debt, net in the Consolidated Balance Sheet are presented in the table below:

December 31, 2024
FIP Loan	$113,739
GCM Loan	21,245
Long Ridge West Virginia Loan	27,937
First Lien Credit Agreement	466,558
Second Lien Credit Agreement	169,125
6. Derivative Financial Instruments
The Company is subject to electricity price volatility stemming from the sales of electricity from our Long Ridge power generation plant. From time to time, the Company enters into electricity swap agreements to manage our exposure to electricity price fluctuations. Certain derivatives are designated as hedging instruments within cash flow hedging relationships and certain other derivatives are not designated as hedging instruments.
The Company is subject to natural gas price volatility stemming from our natural gas sales. The Company entered into forward contracts to sell a firm quantity of natural gas at a predetermined future date and at a predetermined fixed price, for a portion of our sales, in order to mitigate natural gas price volatility. The forward contracts were not designated as hedging instruments. The Company recognized the gain or loss in our Consolidated Statement of Operations.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

The following tables present information related to our outstanding derivative contracts as of December 31, 2024:

	December 31, 2024
	Notional Amount	Fair Value of Assets	Fair Value of Liabilities	Term
Derivatives Designated as Cash Flow Hedges:
Electricity Swaps (MWh)	19,350	$—	$(360,752)	4 to 7 Years
Non-Hedge Derivative Instruments:
Electricity Swaps (MWh)	2,455	—	(45,322)	4 to 7 Years
Total		$—	$(406,074)
The following table presents a summary of the changes in fair value for Electricity Swap derivatives:

Year Ended December 31, 2024
Beginning balance	$(399,946)
Net unrealized gains recognized in earnings	2,316
Unrealized losses recognized in other comprehensive loss	(8,444)
Ending balance	$(406,074)
The following table presents a summary of the changes in fair value for Natural Gas Forward derivatives:

Year Ended December 31, 2024
Beginning balance	$(655)
Net unrealized gains recognized in earnings	655
Ending balance	$—
7. Equity-Based Compensation
In April 2021, the Company granted certain employees a total of 2,050,000 Phantom Equity Units (the “Units”) and in June 2021 granted an additional 50,000 Units for a total of 2,100,000 Units issued. The Units were issued by agreement of the Company’s owners and are administered under letter agreements with each recipient. The Units are classified as a liability and are remeasured at fair value until settlement, with the change in fair value recorded as compensation expense. Under the terms of the unit award agreements, the Units will be settled in cash at the earlier of a change in control of the Company or seven years from the date the units were issued. Upon termination of the recipient for any reason, any Units which have not vested shall be immediately forfeited by the recipient without consideration of any kind and shall no longer be outstanding.
The grant date fair value of the awards was $2.4 million and will vest over a three-year period. The Unit awards are recorded at fair value and are recorded in other liabilities for $2.3 million at December 31, 2024.
8. Related Party Transactions
The Company may, in the ordinary course of business, enter into transactions with related parties. For the year ended December 31, 2024, the Company had $4.7 million of natural gas revenue sourced through Diversified. At December 31, 2024, accounts receivable of $2.4 million represented the amount due from Diversified as cash collected on behalf of the Company from sales to third parties.
On October 12, 2022, the Company entered into a loan agreement with affiliates, FIP and GCM. On November 17, 2023, the Company entered into a loan agreement with Long Ridge West Virginia. See footnote 4 Debt, net for further details.
9. Retirement Savings Plan
The Company sponsors a voluntary retirement savings plan. Under the provisions of the plan, qualifying employees are eligible for Company matching contributions based on their eligible earnings contributed to the plan. The Company contributed $0.1 million for the year ended December 31, 2024.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

10. Goodwill and Other Intangible Assets
Goodwill represents the excess of the cost over the net tangible and identifiable intangible assets of the Company at the Transaction date. The goodwill balance was $86.5 million as of December 31, 2024. There was no impairment of goodwill for the year ended December 31, 2024.
Identifiable intangible assets are recorded based upon fair value at the Transaction date. The Company’s intangible asset is for customer relationships valued at $5.7 million with an estimated useful life of 15 years.
The gross carrying amount and accumulated amortization of the customer relationships as of December 31, 2024 were as follows:

December 31, 2024
Gross	$5,700
Accumulated amortization	(1,900)
Intangible Asset, Net	$3,800

Estimated Amortization Expense
2025	$380
2026	380
2027	380
2028	380
2029	380
Thereafter	1,900
Total	$3,800
Amortization expense for the year ended December 31, 2024 was $0.4 million.
11. Supplemental Information on Oil and Gas Producing Activities (Unaudited)
The following supplemental unaudited information regarding the Company’s oil and natural gas activities is presented pursuant to the disclosure requirements of ASC 932, “Extractive Activities - Oil and Gas.” The Company’s natural gas reserves and activities are located solely in the United States.
Proved Natural Gas Reserve Quantities
Proved reserves are those quantities of natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods, or in which the cost of the required equipment is relatively minor compared to the cost of a new well.
The Company’s net proved natural gas reserves and changes in net proved natural gas reserves attributable to the natural gas properties, are summarized below:

Proved developed reserves (in MMBtus):
December 31, 2023	142,152
Revisions of previous estimates	(10,570)
Extensions and discoveries	67,390
Production and sales	(22,278)
December 31, 2024	176,694

Proved developed reserves:
December 31, 2024	176,694

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.
Capitalized Natural Gas Costs
Aggregate capitalized costs related to natural gas production activities with applicable accumulated depreciation, depletion, accretion and impairment are as follows:

December 31, 2024
Natural gas properties
Proved properties	$300,043
Unproved properties	46,316
Total properties	346,359
Accumulated depreciation, depletion, accretion and impairment	(105,449)
Net capitalized costs	$240,910
Costs Incurred in Natural Gas Activities
Costs incurred in natural gas acquisition and development activities are as follows:

December 31, 2024
Acquisition costs
Proved	$21
Unproved	236
Total acquisition costs	257
Exploration costs	755
Development costs	23,218
Total costs incurred on natural gas	$24,230
Results of Operations from Oil and Natural Gas Producing Activities
The following schedule sets forth the revenues and expenses related to the production and sale of natural gas. It does not include any interest costs or general and administrative costs and, therefore, is not necessarily indicative of the contribution to the net operating results of the Company’s natural gas operations.

December 31, 2024
Natural gas revenues
Sales	$4,700
Transfers	38,842
Total	43,542
Production costs	(20,038)
Depreciation, depletion and amortization	(24,009)
Impairment of natural gas properties	(546)
Results of operations before income taxes	(1,051)
Income tax expenses	—
Results of operations from producing activities (excluding corporate overhead and interest costs)	$(1,051)

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves
The standardized measure of discounted future net cash flows before income taxes related to the proved natural gas reserves of the properties is as follows:

December 31, 2024
Future cash inflows	$265,253
Future production and development costs	(115,589)
Future tax expenses	(8,890)
Future net cash flows	140,774
10% annual discount for estimated timing of cash flows	(68,093)
Standardized measurement discounted future net cash flows at the end of the fiscal year	$72,681
Reserve estimates and future cash flows are based on the average market prices for sales of natural gas adjusted for basis differentials, on the first calendar day of each month during the year. The average price used for 2024 is $1.545 per MMBtu for natural gas.
Future production costs are computed primarily by the Company’s petroleum engineers by estimating the expenditures to be incurred in producing the proved natural gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in natural gas reserve estimates.
12. Subsequent Events
The Company changed the legal entity name of Ohio River PP Holdco LLC (“ORPP”) to Long Ridge Energy LLC (“LRE”) on January 7, 2025.
Long Ridge Energy & Power LLC Senior Secured Notes due 2032 and Credit Agreement
On February 19, 2025, LRE closed its private offering of $600.0 million aggregate principal amount of 8.750% senior secured notes due 2032 (the “Notes”). The Notes were issued at an issue price equal to 100.00% of principal, plus accrued interest from and including February 19, 2025. The Notes will mature on February 15, 2032. The Notes are jointly and severally guaranteed on a senior secured basis by Long Ridge Energy Generation LLC, a Delaware limited liability company (“PowerCo”), and Ohio GasCo LLC, a Delaware limited liability company (“GasCo”).
On February 19, 2025, LRE entered into a credit agreement to borrow senior secured term loans (the “New Term Loans”) for an aggregate principal amount of $400.0 million. The New Term Loans bear interest at SOFR plus 4.50% per annum and mature on February 19, 2032. The New Term Loans are jointly and severally guaranteed on a senior secured basis by PowerCo and GasCo.
We used a portion of the proceeds to repay the First Lien Credit Agreement and Second Lien Credit Agreement in full. A portion of the remaining proceeds were used to renegotiate the terms of the swaps. Two counterparties renegotiated the strike price, one counterparty was terminated and one counterparty was partially terminated. Under the new agreements the letters of credit were renegotiated, per the below. The remaining proceeds will be set aside for capital expenditures, operations and debt service.
Each of LRE, GasCo and PowerCo operates as a special purpose bankruptcy remote entity. The assets and credit of these entities may only be used to settle obligations of such entities and are not available to satisfy the debts and other obligations of the Company, any affiliates or any other person.
On February 19, 2025, in conjunction with the financings, the letters of credit were renegotiated. As a result, there is a $10.0 million and $1.0 million letter of credit that have been provided to electricity swap counterparties, and will mature on February 26, 2026 and February 10, 2026, respectively.
On February 19, 2025, in conjunction with the financings, Long Ridge West Virginia was contributed into Long Ridge Energy & Power LLC. Long Ridge West Virginia had $128.2 million of total assets and $128.3 million of total liabilities that were contributed to the Company.

Long Ridge Energy & Power LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Refer to FTAI Infrastructure Inc.’s Form 8-K which was filed with the Securities and Exchange Commission on February 25, 2025 for additional detail.
Acquisition of Outstanding Equity Interests in Long Ridge Energy & Power LLC
On February 26, 2025, FTAI Infrastructure Inc. entered into a purchase agreement with certain affiliates of GCM, owner of 49.9% of the limited liability company interests of the Company, to acquire GCM’s 49.9% interest. Consideration to GCM for the acquisition included (i) the Company issuing a $20.0 million promissory note to an affiliate of GCM, (ii) cash consideration of $9.0 million paid by FTAI Infrastructure Inc. and (iii) 160,000 shares of newly formed Series B Convertible Junior Preferred Stock issued by FTAI Infrastructure Inc. to certain affiliates of GCM.
Refer to FTAI Infrastructure Inc.’s Form 8-K which was filed with the Securities and Exchange Commission on February 27, 2025 for additional detail.
May 2025 Long Ridge Credit Agreement
On May 7, 2025, Long Ridge Energy & Power LLC entered into a credit agreement, providing for a $40.0 million loan facility, which matures on June 7, 2026, and bears interest at 15.75%.
Subsequent events have been evaluated through May 13, 2025, the date the financial statements were available to be issued.